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                                                                     EXHIBIT 2.2

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (this "AGREEMENT") is entered into effective as of October 2, 2006 ("EFFECTIVE DATE"), by and between New ProSys Corp., a country-regionGeorgia corporation ("BUYER"), and Bruce Keenan ("SELLER"), an individual and resident of placecountry-regionGeorgia.

                                    RECITAL:

         A. Seller owns three hundred eighty-four thousand (384,000) shares of the Common Stock, no par value (the "SHARES"), of ProSys Information Systems, Inc., a Georgia corporation (the "COMPANY").

         B. Buyer desires to purchase, and Seller desires to sell, all of the Shares pursuant to the terms and conditions of this Agreement.

         C. Buyer and Seller are also parties to that certain Asset Purchase Agreement (the "ASSET PURCHASE AGREEMENT") with the Company, Michelle Clery and Bell Microproducts Inc., a California corporation ("PARENT").


                                   AGREEMENT:

         In consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the parties agree to the terms and conditions in this Agreement intending to be legally bound by them. All capitalized terms used in this Agreement that are not otherwise defined shall have the meaning set forth in the Asset Purchase Agreement.

         1. Purchase of Seller's Shares. Buyer hereby agrees to purchase from Seller, and Seller hereby agrees to sell, convey, transfer and assign to Buyer at the Closing, all of Seller's rights, title to and interest in the Shares, for a total purchase price (the "PURCHASE PRICE") consisting of: (i) $1,129,808 in cash payable at Closing as provided in Section 5; (ii) shares of Parent Common Stock, par value $0.01 issuable as provided in Section 1.1; and (iii) 1 /26th of the Contingent Payments contemplated in Section 2.10 and Exhibit 2.10(a) of the Asset Purchase Agreement. Payment of the Purchase Price is subject to the terms of this Agreement, and is subject to set-off as provided in Section 2.9 and
Section 10 of the Asset Purchase Agreement, and all references to the Purchase Price shall be deemed to include and refer to such Purchase Price as and if so reduced.

                  1.1. Stock; Escrow. Subject to Section 1.2, Seller shall be entitled to receive that number of shares of Parent Common Stock equal to $326,923 divided by the Per Share Value (as defined in the Asset Purchase Agreement), determined as of the Closing Date; provided, however, that, as set forth in the Escrow Agreement, $192,308 of such amount of Parent Common Stock (the "ESCROWED SHARES") shall be deposited into an escrow account and paid or distributed therefrom in accordance with the Escrow Agreement.




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                  1.2. No Fractional Shares. No certificate or scrip
         representing fractional shares of Parent Common Stock shall be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Buyer. Notwithstanding any other provision of this Agreement, if the Company would otherwise have been entitled to receive a fraction of a share of Parent Common Stock, the Company shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Per Share Value determined as of the Closing Date.

         2. Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer:

                  2.1. No Liens on Stock. Seller represents and warrants that he owns the Shares free of all liens, encumbrances, pledges and third party rights, other than as disclosed in the Asset Purchase Agreement and the Disclosure Letter, and that the Shares are not subject to any pending or threatened litigation.

                  2.2. Authority; Binding Agreement. Seller represents and warrants that he has the authority to consummate the transactions contemplated by this Agreement and has the full and unrestricted right, power and authority (without consent of any other person or entity, other than as disclosed in the Asset Purchase Agreement and the Disclosure Letter) to enter into and carry out his obligations under this Agreement. This Agreement constitutes a valid and binding obligation of Seller.

                  2.3. Purchase Agreement Representations and Warranties. Seller agrees that all representations and warranties made by Seller in the Asset Purchase Agreement shall be incorporated by reference into this Agreement as if fully set forth herein.

         3. Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller:

                  3.1. Authority; Binding Agreement. Buyer represents and warrants that it has the authority to consummate the transactions contemplated by this Agreement and has the full and unrestricted right, power and authority (without consent of any other person or entity) to enter into and carry out his obligations under this Agreement. This Agreement constitutes a valid and binding obligation of Buyer.

                  3.2. Investment Purpose in Acquiring the Shares. Buyer is acquiring the Shares for its own account for investment purposes only and not with a view to their resale or distribution. Buyer has no present intention to divide its participation with others or to resell or otherwise dispose of all or any part of the Shares.

                  3.3. Restricted Securities. Buyer acknowledges that the Shares are restricted securities. Buyer agrees that if it sells or distributes the Shares in the future, it shall do so pursuant to the requirements of the Securities Act of 1933 and applicable state securities



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         laws. Buyer acknowledges that the Shares bear a restrictive legend with substantially the following language:

                  "The shares represented by this Certificate have been issued without registration under the Securities Act of 1933, and no transfer of them will be made by the Corporation or its transfer agent unless done pursuant to an effective registration statement under the Securities Act of 1933, as amended, and under appropriate state laws, or there is presented to the Corporation an opinion of counsel satisfactory to it to the effect that such registration is not required."

                  The Buyer has been advised that the Company has received an opinion of counsel satisfactory to the Company pursuant to which the sale of the Shares is exempt from registration under all applicable federal and state securities laws.

                  3.4. Knowledgeable Investor. Buyer acknowledges that it is fully aware of and advised concerning the present financial condition of the Company, its business affairs and its prospects for future business.

                  3.5. Accredited Investor. Buyer represents and warrants that it is an accredited investor as such term is defined in Regulation D promulgated under the Securities Act of 1933, as amended.

         4. Conditions to Closing. The respective obligations of each party to consummate the transactions under this Agreement shall be subject to the representations and warranties of Seller and Buyer, respectively, contained in this Agreement being true and correct on the Closing Date as though such representations and warranties were made on such date, and shall be further subject to, and shall occur immediately following, the closing of the transactions contemplated by the Asset Purchase Agreement.

         5. Closing. The consummation of the transactions contemplated by this Agreement (the "CLOSING") shall occur on, or promptly after, October 2, 2006 in accordance with the provisions of the Asset Purchase Agreement. The date of such Closing shall be referred to herein as the "CLOSING DATE.

         6. Indemnification; Remedies. The provisions of Section 10 of the Asset Purchase Agreement are hereby incorporated herein by reference and shall apply to the representations, warranties covenants and obligations of Seller and Buyer hereunder.

         7. General.

                  7.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be addressed to the parties at the addresses set forth for Buyer and Seller in the Asset Purchase Agreement. Addresses may be changed by written notice given pursuant to this section.


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                  7.2. Entire Agreement; Modification and Waiver; Binding
         Effect. This Agreement, together with the Asset Purchase Agreement and any related written agreements specifically referred to herein, represents the only agreement among the parties concerning the subject matter hereof and supersedes all prior agreements, whether written or oral, relating thereto. No purported amendment, modification, or waiver of any provision hereof shall be binding unless set forth in a written document signed by all parties (in the case of amendments or modifications) or by the party to be charged thereby (in the case of waivers). This Agreement shall be binding upon and inure to the benefit of Seller, Buyer, and Company, and their respective heirs, representatives, successors, and assigns.

                  7.3. Severability. If any provision of this Agreement is held to be unenforceable or void, such provision shall be deemed to be severable and shall in no way affect the validity of the remaining terms of this Contract.

                  7.4. Counterparts. This Agreement may be executed in counterparts and by different parties on different counterparts with the same effect as if the signatures thereto were on the same instrument. This Agreement shall be effective and binding upon the parties hereto at such time as both parties have executed a counterpart of this Agreement.



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         Each of the parties has caused this Agreement to be executed in the manner appropriate to each intending to be legally bound.


SELLER:                                    BUYER:

                                           NEW PROSYS CORP.


/s/ Bruce Keenan                           By:  /s/ James Illson
-----------------------------------             --------------------------------
Bruce Keenan                               Its: Chief Financial Officer
                                                --------------------------------



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